Exhibit 99.1

®

Investor and Media Contact:
Stacie D. Byars
Director, Communications
Targeted Genetics Corporation
(206) 521-7392

TARGETED GENETICS COMPLETES $8.7 MILLION IN PRIVATE EQUITY FINANCING

Seattle, WA – January 11, 2007 – Targeted Genetics Corporation (Nasdaq: TGEN) today announced the completion of its private equity offering of 2.18 million shares of Targeted Genetics' common stock, together with warrants to purchase up to an aggregate of 763,000 shares of Targeted Genetics common stock, subject to adjustment pursuant to the terms of the warrants, at a price of $4.00 per share of common stock. The warrants issued in the transaction will be exercisable at $5.41 per share, the closing price of Targeted Genetics common stock on the NASDAQ Capital Market on January 5, 2007, the trading day immediately prior to Targeted Genetics entering into the binding agreement to sell the securities. The gross proceeds from this financing were $8.72 million, with net proceeds from the financing of approximately $8.1 million after deducting the estimated costs associated with the transaction.

The lead investor in the financing was Special Situations Fund, through their Special Situations Life Sciences Fund and their Special Situations Fund III. Other investors included Greenway Capital. Pacific Growth Equities, LLC acted as the exclusive placement agent for the financing.

"We are pleased to have completed this financing with a number of high-quality institutional investors. Combined with revenue from our current partners and contracts, we believe that this boost in funding provides us the resources needed to pursue a number of important clinical and business development milestones during the year,” said H. Stewart Parker, President and CEO of Targeted Genetics. "These milestones include:

•	reporting additional Phase I/II clinical data from our inflammatory arthritis program;

•	initiating a Phase I clinical trial in congestive heart failure with our collaborative partner Celladon;

•	reporting Phase II HIV/AIDS clinical data from our program partnered with the International AIDS Vaccine Initiative; and

•	capitalizing on our recently issued patents related to expressed RNAi."

About Targeted Genetics

Targeted Genetics Corporation is a biotechnology company committed to the development of innovative targeted molecular therapies for the prevention and treatment of acquired and inherited diseases with significant unmet medical need. Targeted Genetics’ proprietary Adeno-Associated Virus (AAV) technology platform allows it to deliver gene coding proteins to increase gene function, as well as RNAi to decrease or silence gene function. Targeted Genetics’ product development efforts target inflammatory arthritis, AIDS prophylaxis, congestive heart failure and Huntington's disease. To learn more about Targeted Genetics, visit Targeted Genetics’ website at www.targetedgenetics.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release contains forward-looking statements regarding expected use of these proceeds, Targeted Genetics business strategy, Targeted Genetics' product development and clinical trials, Targeted Genetics liquidity, revenues from partners and contracts, and ability to meet its ongoing financial obligations and other statements about Targeted Genetics' plans, objectives, intentions and expectations. These statements, involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of forward-looking statements. Factors that could affect Targeted Genetics’ actual results include, but are not limited to, the risk that Targeted Genetics’ revenues or expense do not meet its current expectations, that its clinical trials and product development do not proceed as expected, the possibility that Targeted Genetics decides to use the proceeds from the offering for purposes other than those described above, as well as other risk factors described in "Part I, Item 1A. Risk Factors" in Targeted Genetics’ most recent annual report on Form 10-K or "Part II, Item 1A. Risk Factors" in Targeted Genetics’ most recent quarterly report on Form 10-Q filed with the Securities and Exchange Commission. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. Targeted Genetics undertakes no duty to publicly announce or report revisions to these statements as new information becomes available that may change its expectations.

# # #